EXHIBIT 12



                  Household Finance Corporation and Subsidiaries

                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                             Nine months ended
                                                                 September 30,
(In millions)                                              2000           1999
-------------------------------------------------------------------------------
Net income                                           $    814.2     $    709.9
Income taxes                                              434.3          383.8
                                                   -------------   ------------

Income before income taxes                              1,248.5        1,093.7
                                                   -------------   ------------

Fixed charged:
     Interest expense (1)                               2,054.3        1,584.4
     Interest portion of rentals (2)                       32.8           27.6
                                                   -------------   ------------

Total fixed charges                                     2,087.1        1,612.0
                                                   -------------   ------------

Total earnings as defined                            $  3,335.6     $  2,705.7
                                                   =============   ============

Ratio of earnings to fixed charges                         1.60           1.68
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(1) For financial statement  purposes,  interest expense includes income earned
    on  temporary   investment  of  excess  funds,   generally  resulting  from
    over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.